UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 4, 2006

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (612) 225-3400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b) On December 5, 2006, BUCA, Inc. issued a press release announcing that Modesto Alcala, the Company’s Chief Operating Officer, will be leaving the Company effective January 2, 2007. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

(e) In connection with Mr. Alcala’s planned departure, on December 4, 2006, the Company and Mr. Alcala entered into an Amendment to Employment Agreement (the “Alcala Amendment”) to Mr. Alcala’s Employment Agreement dated February 10, 2005 (the “Alcala Employment Agreement”). Under the terms of the Alcala Amendment, so long as Mr. Alcala remains an employee of the Company through December 31, 2006: (1) the termination of Mr. Alcala’s employment shall be deemed to be a termination of his employment without Cause (as defined in the Alcala Employment Agreement) and Mr. Alcala shall then be entitled to the termination payment specified in the Alcala Employment Agreement; (2) Mr. Alcala shall be entitled to receive a bonus under the terms of the Alcala Employment Agreement to the extent the Company achieves the targets previously determined by the Compensation Committee of the Board of Directors; (3) the Company shall waive Mr. Alcala’s non-competition covenants contained in the Alcala Employment Agreement; (4) Mr. Alcala shall be eligible to receive his first six months of COBRA insurance coverage at employee rates; (5) Mr. Alcala shall receive $12,000 as payment for out-placement services; and (6) Mr. Alcala’s outstanding restricted stock award shall vest on January 2, 2007 in an amount equal to 21,167 shares and the remaining 20,833 shares shall be forfeited to the Company. All other provisions of the Alcala Employment Agreement shall remain in full force and effect.

On December 5, 2006, the Company also entered into a Second Amended and Restated Employment Agreement (the “Hickey Employment Agreement”) with Steve Hickey. Under the terms of the Hickey Employment Agreement, Mr. Hickey shall continue to serve as the Company’s Chief Marketing Officer for a term expiring on December 31, 2007. Thereafter, for the period beginning January 1, 2008 and ending on July 31, 2008, Mr. Hickey will serve as a consultant to the Company with respect to marketing matters on terms to be mutually agreed to by the parties. The agreement provides that the Company currently pays Mr. Hickey an annual base salary of $225,000. The Company’s board of directors will establish Mr. Hickey’s base salary for the subsequent calendar year. Mr. Hickey is eligible to receive a yearly bonus based upon certain performance criteria established by the board. Mr. Hickey will also receive a retention bonus of $35,000 if Mr. Hickey remains an employee of the Company in good standing through December 31, 2007. The Company also has agreed to reimburse Mr. Hickey’s reasonable and necessary business expenses and to pay Mr. Hickey an aggregate of $25,000 to cover the costs of his travel and commuting. Mr. Hickey is entitled to the following termination benefits:

•	If the Company terminates Mr. Hickey’s employment for cause or if Mr. Hickey terminates his employment (except as a result of a change in control, as defined below), he will receive no additional compensation or termination benefits.

•	If Mr. Hickey is terminated because of death or physical or mental disability, he or his estate will be entitled to a termination payment of 12 months’ base salary then in effect, payable in 12 equal monthly installments.

•	If Mr. Hickey terminates his employment upon 30 days’ prior written notice following a change in control of the Company, because his duties are substantially reduced or negatively altered without his prior written consent, or if Mr. Hickey’s employment is terminated by the Company without cause following a change in control or within 180 days prior to a change in control and the termination is related to the change in control, he will be entitled to a termination payment of 12 months’

base salary then in effect, payable in 12 monthly installments, and either the continuation of his health benefits for 12 months or the payment by the Company of his COBRA payments during the COBRA period. If Mr. Hickey terminates employment as a result of a change in control, but his duties have not been substantially reduced or negatively altered, he will be entitled to a termination payment of 12 months’ base salary then in effect, payable in 12 monthly installments.

•	If Mr. Hickey is terminated by the Company without cause and not associated with a change in control, he will be entitled to a termination payment of 6 months’ base salary then in effect, payable in 6 monthly installments.

The agreement also contains fringe benefits (including a $1,000 per month automobile allowance and providing Mr. Hickey with health insurance and long-term disability insurance), confidentiality and non-competition provisions.

A copy of the Alcala Amendment is attached as Exhibit 10.1 to this report and a copy of the Hickey Employment Agreement is attached as Exhibit 10.2 to this report, each of which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

10.1	Amendment to Employment Agreement, dated as of December 4, 2006, by and between BUCA, Inc. and Modesto Alcala

10.2	Second Amended and Restated Employment Agreement, dated as of December 5, 2006, by and between BUCA, Inc. and Steve Hickey

99.1	Press Release, dated December 5, 2006

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2006	BUCA, INC.
(Registrant)

	By	/s/ Richard G. Erstad
Richard G. Erstad
General Counsel and Secretary